Fidelity Puritan Fund
Proxy Voting Results

A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	38,893,618,130.91	95.292
Withheld	1,921,468,292.47	4.708
TOTAL	40,815,086,423.38	100.000
Dennis J. Dirks
Affirmative	39,036,714,022.41	95.643
Withheld	1,778,372,400.97	4.357
TOTAL	40,815,086,423.38	100.000
Edward C. Johnson 3d
Affirmative	38,770,875,445.41	94.992
Withheld	2,044,210,977.97	5.008
TOTAL	40,815,086,423.38	100.000
Alan J. Lacy
Affirmative	39,018,612,450.11	95.599
Withheld	1,796,473,973.27	4.401
TOTAL	40,815,086,423.38	100.000
Ned C. Lautenbach
Affirmative	39,005,366,044.67	95.566
Withheld	1,809,720,378.71	4.434
TOTAL	40,815,086,423.38	100.000
Joseph Mauriello
Affirmative	39,002,419,694.54	95.559
Withheld	1,812,666,728.84	4.441
TOTAL	40,815,086,423.38	100.000
Cornelia M. Small
Affirmative	39,016,299,097.15	95.593
Withheld	1,798,787,326.23	4.407
TOTAL	40,815,086,423.38	100.000
William S. Stavropoulos
Affirmative	38,884,332,972.41	95.270
Withheld	1,930,753,450.97	4.730
TOTAL	40,815,086,423.38	100.000
David M. Thomas
Affirmative	39,018,357,287.78	95.598
Withheld	1,796,729,135.60	4.402
TOTAL	40,815,086,423.38	100.000
Michael E. Wiley
Affirmative	38,997,698,287.11	95.547
Withheld	1,817,388,136.27	4.453
TOTAL	40,815,086,423.38	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	30,025,572,570.64	73.565
Against	7,083,880,474.69	17.356
Abstain	2,182,438,936.42	5.347
Broker Non-Votes	1,523,194,441.63	3.732
TOTAL	40,815,086,423.38	100.000
PROPOSAL 3

Shareholder proposal concerning "oversight procedures to screen out investments in companies that, in the judgment of the Board, substantially contribute to genocide, patterns of extraordinary and egregious violations of human rights, or crimes against humanity."

Affirmative	3,487,581,419.70	27.855
Against	7,840,132,972.43	62.618
Abstain	788,747,537.24	6.300
Broker Non-Votes	404,017,088.63	3.227
TOTAL	12,520,479,018.00	100.000
A Denotes trust-wide proposal and voting results.